                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                       PAXSON COMMUNICATIONS CORPORATION
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                       PAXSON COMMUNICATIONS CORPORATION
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11(1):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration No.:

     (3)  Filing Party:

     (4)  Date Filed:

- ---------------

(1) (Set forth the amount on which the filing fee is calculated and state how it was determined)

                   [PAXSON COMMUNICATIONS CORPORATION LOGO]

                                                                  April 26, 1996

Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of Paxson Communications Corporation (the "Company"), which will be held at The Marriott Harbor Beach Resort, 3030 Holiday Drive, Ft. Lauderdale, Florida 33316, on May 16, 1996, at 10:00 a.m., local time.

     Please note that attendance at the Annual Meeting will be limited to stockholders as of the record date (or their authorized representatives) and to guests of the Company. If your shares are registered in your name and you plan to attend the Annual Meeting, please mark the appropriate box on the enclosed proxy card and you will be pre-registered for the meeting (if your shares are held of record by a broker, bank or other nominee and you plan to attend the meeting, you must also pre-register by returning the registration card forwarded to you by your bank or broker). Stockholders who are not pre-registered will only be admitted to the Annual Meeting upon verification of stock ownership.

     The notice of the meeting and proxy statement on the following pages contain information concerning the business to be considered at the meeting. Please give these proxy materials your careful attention. It is important your shares be represented and voted at the Annual Meeting regardless of the size of your holdings. Accordingly, whether or not you plan to attend the Annual Meeting, please complete, sign, and return the accompanying proxy card in the enclosed envelope in order to make sure your shares will be represented at the Annual Meeting. Stockholders who attend the Annual Meeting will have the opportunity to vote in person.

     The continuing interest of the stockholders in the business of the Company is gratefully acknowledged. We hope many will attend the meeting.

                                          Sincerely,

                                          /s/ Lowell W. Paxson
                                          LOWELL W. PAXSON
                                          Chairman and Chief Executive Officer

                       PAXSON COMMUNICATIONS CORPORATION
                            601 CLEARWATER PARK ROAD
                         WEST PALM BEACH, FLORIDA 33401
                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 16, 1996
                             ---------------------

     The Annual Meeting of Stockholders of Paxson Communications Corporation will be held at The Marriott Harbor Beach Resort, 3030 Holiday Drive, Ft. Lauderdale, Florida 33316, on May 16, 1996 at 10:00 a.m., local time, for the following purposes:

          1. To elect nine directors;

          2. To adopt the Paxson Communications Corporation 1996 Stock Incentive Plan;

          3. To ratify the appointment of Price Waterhouse LLP as the Company's independent certified public accountants for 1996; and

          4. To transact such other business as may properly come before the Meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on April 22, 1996 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting.

     Stockholders are requested to vote, date, sign and promptly return the enclosed proxy in the envelope provided for that purpose, WHETHER OR NOT THEY INTEND TO BE PRESENT AT THE MEETING.

                                           By Order of the Board of Directors

                                           /s/ Anthony L. Morrison

                                           Anthony L. Morrison, Secretary

West Palm Beach, Florida
April 26, 1996

                       PAXSON COMMUNICATIONS CORPORATION
                            601 CLEARWATER PARK ROAD
                         WEST PALM BEACH, FLORIDA 33401

                                PROXY STATEMENT

     This proxy statement is first being sent to stockholders on or about April 26, 1996, in connection with the solicitation of proxies by the Board of Directors of Paxson Communications Corporation (the "Company"), to be voted at the Annual Meeting of Stockholders to be held on May 16, 1996, and at any adjournment thereof (the "Meeting"). The Board of Directors has fixed the close of business on April 22, 1996, as the record date of the determination of stockholders entitled to notice of and to vote at the Meeting. At the close of business on the record date, the Company had outstanding (i) 38,521,854 shares of $0.001 par value Class A Common Stock ("Class A Common Stock"), entitled to one vote per share, (ii) 8,311,639 shares of $0.001 par value Class B Common Stock ("Class B Common Stock," and with the Class A Common Stock, collectively, the "Common Stock"), entitled to ten votes per share, (iii) 2,000 shares of $0.001 par value 15% Cumulative Compounding Redeemable Preferred Stock ("Senior Preferred Stock"), entitled to one vote per share on only certain issues, (iv)
714.286 shares of $0.001 par value Series B Cumulative Compounding Redeemable Preferred Stock ("Series B Preferred Stock"), entitled to one vote per share on only certain issues, and (v) 33,000 shares of $0.001 par value Junior Cumulative Compounding Redeemable Preferred Stock ("Junior Preferred Stock"), entitled to one vote per share on only certain issues.

VOTING

     Shares represented by duly executed proxies in the accompanying form received by the Company prior to the Meeting will be voted at the Meeting in accordance with the directions given. If a proxy card is signed and returned without specifying a vote or an abstention on any proposal, it will be voted according to the recommendation of the Board of Directors on that proposal. The Board of Directors recommends a vote FOR the election of directors and the other proposals described in this Proxy Statement. The Board of Directors knows of no business to be transacted at the Meeting other than the proposals set forth in this proxy statement. If other matters are properly presented for action, it is the intention of the persons named as proxies to vote on such matters according to their best judgment.

     Stockholders who hold their shares through an intermediary must provide instructions on voting as requested by their bank or broker. A stockholder who signs and returns a proxy may revoke it at any time before it is voted by taking one of the following three actions: (i) giving written notice of the revocation to the Secretary of the Company; (ii) executing and delivering a proxy with a later date; or (iii) voting in person at the Meeting. Attendance at the Meeting will not in itself constitute revocation of a proxy.

     A majority of the outstanding shares of Common Stock, represented in person or by proxy, constitutes a quorum for the transaction of business at the Meeting. The election of seven of the nine directors will require the affirmative vote of a plurality of the votes cast at the Meeting by the Common Stock, if a quorum is present. Holders of shares of Senior Preferred Stock will vote separately as a class on the election of two directors and will be entitled to elect two of the nine directors to be elected at the Meeting. The affirmative vote of at least a majority of the votes cast with respect to the Common Stock in person or by properly executed proxy is required to approve the other proposals to be considered at the Meeting. Votes cast by proxy or in person at the Meeting will be tabulated by one or more inspectors of election appointed at the Meeting, who will also determine whether a quorum is present for the transaction of business. Abstentions and broker non-votes will be counted as shares present at the Meeting for purposes of determining whether a quorum is present. Because only a plurality is required for the election of directors, abstentions or broker non-votes will have no effect on the election of directors. As to other matters to be considered at the Meeting, abstentions will be treated as votes AGAINST, and broker non-votes will not be counted for the purpose of determining whether a proposal has been approved.

                      SECURITY OWNERSHIP OF MANAGEMENT AND
                           CERTAIN BENEFICIAL OWNERS

     The following table sets forth information as to the Company's equity securities beneficially owned on April 22, 1996, by (i) each director, (ii) each executive officer named in the Summary Compensation Table, (iii) all directors and executive officers of the Company as a group, and (iv) any person who is known by the Company to be the beneficial owner of more than five percent of any class of the Company's voting securities. Beneficial ownership means sole or shared voting power or investment power with respect to a security. The Company has been informed that all shares shown are held of record with sole voting and investment power, except as otherwise indicated.

                                                                AMOUNT AND
                                                                NATURE OF                     AGGREGATE
                                                                BENEFICIAL                     VOTING
     CLASS OF STOCK            NAME OF BENEFICIAL OWNER(1)      OWNERSHIP       % OF CLASS      POWER
- ------------------------    ---------------------------------   ----------      ----------    ---------
Class A Common Stock(2)     Lowell W. Paxson                    23,252,543(3)      60.4%         19.1%
                            James B. Bocock                        632,000(4)       1.6%         *
                            Dean M. Goodman                        120,361(4)      *             *
                            Jon Jay Hoker                           29,850(4)      *             *
                            Arthur D. Tek                           67,000(4)      *             *
                            Michael J. Marocco(6)                1,820,871(5)(7)     4.5%         1.5%
                            John A. Kornreich(6)                 1,820,871(5)(7)     4.5%         1.5%
                            Sandler Partnerships(6)              1,820,871(7)       4.5%          1.5%
                            J. Patrick Michaels, Jr.               173,350(8)      *             *
                            S. William Scott                        11,000(4)      *             *
                            Bruce L. Burnham                         6,000         *             *
                            James L. Greenwald                           0           --            --
                            All directors and executive         26,137,975(9)      63.4%         21.0%
                              officers as a group
Class B Common Stock        Lowell W. Paxson                     8,311,639(3)       100%         68.3%
                            Michael J. Marocco(6)                  606,957(5)(7)     6.8%         4.8%
                            John A. Kornreich(6)                   606,957(5)(7)     6.8%         4.8%
                            Sandler Partnerships(6)                606,957(7)       6.8%          4.8%
                            All directors and executive          8,518,726(10)      100%         69.8%
                              officers as a group
Senior Preferred Stock      Michael J. Marocco(6)                    1,786(5)      89.3%           --
                            John A. Kornreich(6)                     1,786(5)      89.3%           --
                            Sandler Partnerships(6)                  1,786         89.3%           --
                            National Union Fire Insurance              214         10.7%           --
                              Company of Pittsburgh, PA(11)
Series B Preferred Stock    Michael J. Marocco(6)                  637.756(5)      89.3%           --
                            John A. Kornreich(6)                   637.756(5)      89.3%           --
                              c/o Sandler Media Group, Inc.
                              767 Fifth Avenue
                              New York, NY 10153
                            Sandler Partnerships(6)                637.756         89.3%           --
                            National Union Fire Insurance           76.530         10.7%           --
                              Company of Pittsburgh, PA(11)

- ---------------
   * Less than 1%
 (1) Unless otherwise specified in the footnotes to this table, the address of each person in this table is c/o Paxson Communications Corporation, 601 Clearwater Park Road, West Palm Beach, Florida 33401.
 (2) This table does not include 3,892,628 shares of non-voting Class C Common Stock issuable upon the exercise of warrants, nor does this table include the number of shares of Class A Common Stock issuable upon conversion of Class C Common Stock even though such shares are generally convertible into or are exchangeable for shares of Class A Common Stock on a share-for-share basis.
 (3) Mr. Paxson is the beneficial owner of all of his shares of Class A Common Stock and Class B Common Stock through his control of Second Crystal Diamond, L.P., and Paxson Enterprises, Inc.
 (4) Except for 850 shares owned by Mr. Hoker, consists of shares not owned by the indicated directors and officers on April 22, 1996, but with respect to which they had the right to acquire beneficial ownership within 60 days through the exercise of stock options granted under the Company's Stock Incentive Plan.
 (5) Messrs. Marocco and Kornreich do not own any shares of any class of the Company's stock. Because of their interests in the general partner of Sandler Mezzanine Partners, L.P., Sandler Mezzanine Foreign Partners, L.P. and Sandler Mezzanine T-E Partners, L.P. (the "Sandler Partnerships"), Messrs. Marocco and Kornreich may be deemed to possess or share beneficial ownership of the shares of Senior Preferred Stock and Common Stock subject to warrants held by the Sandler Partnerships. Messrs. Marocco and Kornreich are also stockholders, directors and officers of certain corporations that serve as general partners of Sandler Mezzanine General Partnership, which is the general partner of each of the Sandler Partnerships.
 (6) Represents combined holdings of the Sandler Partnerships; address is c/o Sandler Media Group, Inc., 767 Fifth Avenue, New York, NY 10153.
 (7) Represents shares issuable upon the exercise of warrants held by the Sandler Partnerships.
 (8) Consists of shares held by certain trusts and a partnership, as to which Mr. Michaels disclaims beneficial ownership except to the extent of his interests in such trusts and partnership; address is 101 E. Kennedy Blvd.,
     S. 3300, Tampa, FL 33602.
 (9) Includes 884,361 shares which may be acquired within 60 days through the exercise of stock options granted under the Company's Stock Incentive Plan; includes 1,870,871 shares of Class A Common Stock which may be acquired upon the exercise of warrants held by the Sandler Partnerships.
(10) Includes 606,957 shares of Class B Common Stock which may be acquired upon the exercise of warrants held by the Sandler Partnerships.
(11) Address is 200 Liberty Street, New York, NY 10281.

                      PROPOSAL 1 -- ELECTION OF DIRECTORS

     At the meeting, nine directors are to be elected to hold office until the 1997 Annual Meeting of Stockholders and until their successors have been elected and qualified. The nine nominees for election as directors are Lowell W. Paxson, James B. Bocock, Arthur D. Tek, Michael J. Marocco, John A. Kornreich, J. Patrick Michaels, Jr., S. William Scott, Bruce L. Burnham and James L. Greenwald, all of whom are currently members of the Board. By the terms of the certificate of designations setting forth the powers, designations, preferences and rights of the Senior Preferred Stock, the holders of the Senior Preferred Stock (the "Senior Holders") are entitled to select two of the nine nominees to the Board of Directors. Mr. Marocco and Mr. Kornreich are the nominees designated by the Senior Holders to be voted on only by Senior Holders. Information concerning each of the nominees is set forth below. The persons named in the enclosed proxy card have advised that, unless otherwise directed on the proxy card, they intend to vote FOR the election of the non-Senior Holder designated nominees, and that should any nominee become unable or unwilling to accept nomination or election for any reason, votes will be cast for a substitute nominee designated by the Board of Directors, which has no reason to believe the nominees named will be unable or unwilling to serve if elected.

NOMINEES FOR DIRECTOR

                                             POSITION, PRINCIPAL OCCUPATION,            DIRECTOR
         NOMINEE           AGE            BUSINESS EXPERIENCE AND DIRECTORSHIPS          SINCE
- -------------------------  ---     ---------------------------------------------------  --------
Lowell W. Paxson           61      Chairman of the Board and Chief Executive Officer      1991
                                     of the Company since 1991 (inception). President,
                                     Home Shopping Network, Inc. ("HSN") from 1985 to
                                     1990.
James B. Bocock            51      President and Chief Operating Officer of the           1994
                                     Company since 1991. Vice President -- Broadcast
                                     Affiliations of HSN from 1986 to 1991.
Arthur D. Tek              46      Vice President and Chief Financial Officer of the      1994
                                     Company since 1992, and Treasurer of the Company
                                     since 1994. Chief Financial Officer and
                                     Controller from 1990 to 1992 of Chase
                                     Communications, Inc., a television and radio
                                     broadcasting firm.
J. Patrick Michaels, Jr.   51      Chairman of the Board and Chief Executive Officer      1995
                                     since 1973 of Communications Equity Associates,
                                     Inc., a financial advisory firm in the media,
                                     communications and entertainment industries.
                                     Director, Video Jukebox Network, Inc.
S. William Scott           62      Consultant to various media companies since 1987.      1995
Bruce L. Burnham           62      President since 1993 of The Burnham Group, a firm      1996
                                     providing consulting and marketing services to
                                     the retail industry. Director, Financial Benefit
                                     Group, Inc., and J.B. Rudolph, Inc.
James L. Greenwald                 Chairman and Chief Executive Officer from 1975 to      1996
                                     1994 of Katz Communications, Inc., a broadcast
                                     advertising representative sales firm; Chairman
                                     Emeritus since 1994. Director, Granite
                                     Broadcasting Company and Source Media, Inc.
Michael J. Marocco         37      President since 1989 of Sandler Media Group, Inc.,     1993
                                     an investment and venture capital firm in the
                                     media, communications and entertainment
                                     industries. Director, YES Entertainment, Inc.
John A. Kornreich          50      Managing Director since 1988 of Sandler Media          1993
                                     Group, Inc., an investment and venture capital
                                     firm in the media, communications and
                                     entertainment industries.

OTHER EXECUTIVE OFFICERS

                                                       POSITION, BUSINESS EXPERIENCE
         EXECUTIVE OFFICER           AGE                     AND DIRECTORSHIPS
- -----------------------------------  ---     --------------------------------------------------
Dean M. Goodman                      48      President since 1995 of the Company's inTV and
                                               Paxson Network-Affiliated Television divisions.
                                               General Manager from 1993 to 1995 of the
                                               Company's Miami radio group. Executive Vice
                                               President until 1993 of the television and radio
                                               broadcast group of Gilmore Broadcasting Corp.
Jon Jay Hoker                        57      President since 1995 of the Company's Paxson Radio
                                               division. President from 1994 to 1995 of Paxson
                                               Networks, Inc. President from 1985 to 1994 of
                                               Hoker Broadcasting, a radio station
                                               owner/operator.
Anthony L. Morrison                  34      Vice President, Secretary and General Counsel of
                                               the Company since 1995. Attorney with the New
                                               York office of O'Melveny & Meyers from 1990 to
                                               1995.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

     During 1995, the Company's Board of Directors held four meetings. Messrs. Burnham and Greenwald were not directors during 1995. Each other incumbent director attended at least 75% of the total number of Board meetings and meetings of committees of which he is a member. In addition, the Board of Directors took action fourteen additional times during 1995 by actions by written consent in lieu of a meeting signed by all members of the Board of Directors then in office, as permitted by applicable state law.

     The Compensation Committee consists of Lowell W. Paxson, Michael J. Marocco and John A. Kornreich. The Compensation Committee recommends to the Board both base salary levels and bonuses for the Chief Executive Officer and the other officers of the Company. See "Board Compensation Committee Report on Executive Compensation." The Compensation Committee also reviews and makes recommendations with respect to the Company's existing and proposed compensation plans, and serves as the committee responsible for administering the Company's Stock Incentive Plan. During 1995 the Compensation Committee met in conjunction with each of the meetings of the Board of Directors, but did not hold separate Committee meetings.

     During 1995, the Audit Committee consisted of James B. Bocock, Michael J. Marocco and John A. Kornreich. Mr. Burnham has since been named to the Audit Committee in place of Mr. Bocock and will act as chairman of the Committee. The duties of the Audit Committee are to recommend to the Board of Directors the selection of independent certified public accountants, to meet with the Company's independent certified public accountants to review the scope and results of the audit, and to consider various accounting and auditing matters related to the Company, including its system of internal controls and financial management practices. During 1995, the Audit Committee did not meet.

     The Company does not have a nominating committee. This function is performed by the Board of Directors.

COMPENSATION OF DIRECTORS

     All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with meetings of the Board of Directors. The Company has agreed to grant to each of Mr. Burnham and Mr. Greenwald certain options to purchase shares of Class A Common Stock in consideration for their services as directors of the Company, which commenced in 1996. Such options will be granted pursuant to the Company's 1996 Stock Incentive Plan subject to approval of such Plan by the stockholders at the Meeting. No other directors receive separate compensation for services rendered as a director.

TRANSACTIONS INVOLVING DIRECTORS AND EXECUTIVE OFFICERS

     J. Patrick Michaels, Jr. is Chairman of the Board and Chief Executive Officer of CEA. Prior to his becoming a director in February 1995, the Company engaged CEA as a financial advisor in connection with the private placements of the Senior Preferred Stock, Series B Preferred Stock and Junior Preferred Stock, as well as with the Company's various lending relationships. In connection with such matters, management of the Company believes that its arrangements with CEA have been, and will continue to be, on terms comparable to those generally available from unaffiliated third parties.

     S. William Scott has an arrangement with the Company pursuant to which he provides consulting services to the Company with respect to the development of its news programming for its radio and television broadcast business and its radio network business. During 1995, Mr. Scott was paid $80,000 for such services. Mr. Scott has been providing such services since before he became a director.

          COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and officers and persons who own more than ten percent of the Common Stock of the Company to file initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company with the Securities and Exchange Commission and to furnish the Company with copies of all
Section 16(a) reports they file. Based on its review of the copies of such reports received by it, the Company believes that during 1995, its directors, officers and ten percent beneficial owners complied with all applicable reporting requirements, except that Dean M. Goodman, Jon Jay Hoker, Anthony L. Morrison, and Kenneth M. Gamache, officers of the Company, and S. William Scott and J. Patrick Michaels, directors of the Company, each filed a late report as to his initial beneficial ownership of Company equity securities; and Sandler Media General Partnership, the general partner of the Sandler Partnerships, failed to file a report with respect to the exercise of certain warrants to purchase Common Stock and the simultaneous exchange of the shares purchased for shares of Series B Preferred Stock.

EXECUTIVE COMPENSATION

     The following table presents certain information concerning the compensation received or accrued for services rendered during the fiscal years ended December 31, 1993, 1994 and 1995 for the Company's Chief Executive Officer and four highest paid executive officers (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG-TERM
                                                                                     COMPENSATION
                                                                                    --------------
                                                    ANNUAL COMPENSATION               NUMBER OF
                                           --------------------------------------     SECURITIES
                                                                   OTHER ANNUAL       UNDERLYING      ALL OTHER
   NAME AND PRINCIPAL POSITION      YEAR   SALARY(1)    BONUS     COMPENSATION(2)      OPTIONS       COMPENSATION
- ----------------------------------  ----   ---------   --------   ---------------   --------------   ------------
Lowell W. Paxson                    1995   $ 350,000   $ -0-         $-0-               -0-             -0-
  Chairman and Chief                1994      -0-        -0-          -0-               -0-             -0-
  Executive Officer(3)              1993      -0-        -0-          -0-               -0-             -0-
James B. Bocock                     1995     225,000     -0-         164,325            850,000         -0-
  President and Chief               1994     160,000     -0-          -0-               -0-             -0-
  Operating Officer                 1993     125,000     -0-          -0-               -0-             -0-
Dean M. Goodman                     1995     200,000     75,000      229,625           223,361          -0-
  President -- Paxson               1994     183,750    207,057       -0-               -0-             -0-
  Television                        1993     126,562     53,665       -0-               -0-             -0-
Jon Jay Hoker                       1995     200,000     50,000      182,688           150,000          -0-
  President -- Paxson               1994     140,000     51,043       -0-               -0-             -0-
  Radio(4)                          1993      -0-        -0-          -0-               -0-             -0-
Arthur D. Tek                       1995     150,000     -0-          -0-              150,000           3,000(5)
  Vice President, Treasurer,        1994     112,500     -0-          -0-               -0-             -0-
  and Chief Financial Officer       1993     100,000     -0-          -0-               -0-             -0-

- ---------------

(1) Includes amount Named Executive Officer elected to defer pursuant to the Company's Profit Sharing Plan.
(2) Represents the difference between the price paid by the Named Executive Officer upon the exercise of certain of his options granted under the Stock Incentive Plan and the fair market value of the underlying Common Stock at the time of exercise.
(3) Mr. Paxson has entered into a five and one-half year employment agreement that commenced on June 30, 1994. See "Employment Agreements."
(4) Mr. Hoker was employed by the Company commencing in January 1994.
(5) Represents relocation allowance in excess of general allowance under Company's relocation plan.

OPTION GRANTS IN 1995

     The following table sets forth certain information relating to option grants pursuant to the Stock Incentive Plan in the year ended December 31, 1995 to the individuals named in the Summary Compensation Table above.

                       OPTION GRANTS IN LAST FISCAL YEAR

              NUMBER OF SHARES                                                   POTENTIAL REALIZABLE VALUES AT ASSUMED
              OF COMMON STOCK                                                         ANNUAL RATES OF STOCK PRICE
                 UNDERLYING       % OF TOTAL OPTIONS    EXERCISE                    APPRECIATION FOR OPTION TERM(2)
                  OPTIONS        GRANTED TO EMPLOYEES   PRICE PER   EXPIRATION   --------------------------------------
     NAME        GRANTED(1)         IN FISCAL YEAR        SHARE        DATE        0%(3)          5%            10%
- ------------------------------   --------------------   ---------   ----------   ----------   -----------   -----------
Lowell W.
  Paxson          -0-                     -0-%              N/A            N/A   $  -0-       $   -0-       $   -0-
James B.
  Bocock           850,000               46.1             $3.42      2/12/2005    5,593,000    11,628,000    21,343,500
Dean M.
  Goodman          223,361               12.1              3.42      2/12/2005    1,469,715     3,055,579     5,608,595
Jon Jay Hoker      150,000                8.1              3.42      2/12/2005      987,000     2,052,000     3,766,500
Arthur D. Tek      150,000                8.1              3.42      2/12/2005      987,000     2,052,000     3,766,500

- ---------------

(1) All options granted to the named executive officers were granted pursuant to the Stock Incentive Plan. The options were granted pursuant to a five year vesting schedule retroactive to the executive's date of employment. All options are for Class A Common Stock.
(2) Potential realizable value is based on the assumed growth rates for the option term. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. There is therefore no assurance the value realized by an executive will be at or near the amounts reflected in this table.
(3) Denotes realizable value at the date of grant which reflected a market value of $10.00 per share.

AGGREGATE OPTION EXERCISES IN 1995

     The following table sets forth certain information with respect to the unexercised options to purchase Class A Common Stock granted under the Stock Incentive Plan to the individuals named in the Summary Compensation Table above.

    AGGREGATE OPTIONS EXERCISED IN 1995 AND DECEMBER 31, 1995 OPTION VALUES

                                                          NUMBER OF SECURITIES
                                                         UNDERLYING UNEXERCISED          VALUE OF UNEXERCISED
                                                               OPTIONS AT                IN-THE-MONEY OPTIONS
                               SHARES                      DECEMBER 31, 1995           AT DECEMBER 31, 1995(1)
                             ACQUIRED ON    VALUE     ----------------------------   ----------------------------
           NAME               EXERCISE     REALIZED   EXERCISABLE   NONEXERCISABLE   EXERCISABLE   NONEXERCISABLE
- ---------------------------  -----------   --------   -----------   --------------   -----------   --------------
Lowell W. Paxson                   -0-          -0-         -0-             -0-      $       -0-     $      -0-
James B. Bocock                 15,000      164,325     665,000         170,000        7,866,950      2,011,100
Dean M. Goodman                 20,000      229,625     113,361          90,000        1,341,061      1,064,700
Jon Jay Hoker                   15,000      182,688      15,000         120,000          177,450      1,419,600
Arthur D. Tek                      -0-          -0-      90,000          60,000        1,064,700        709,800

- ---------------

(1) Based on the public trading price of the Class A Common Stock of $15.25 on December 29, 1995.

STOCK INCENTIVE PLAN

     The Company established its Stock Incentive Plan (the "Stock Incentive Plan") in November 1994 to provide incentives to officers and other employees who contribute significantly to the strategic and long-term performance objectives and growth of the Company. The Stock Incentive Plan is administered by the Compensation Committee of the Company's Board of Directors.

     The Stock Incentive Plan provides for the granting of awards, in the form of incentive stock options, non-qualified stock options or restricted shares of Class A Common Stock, to officers and employees as determined by the Compensation Committee. An aggregate of 2,143,575 shares of Class A Common Stock were initially made available for issuance pursuant to awards granted under the Stock Incentive Plan. The Board of Directors has adopted the Company's 1996 Stock Incentive Plan (the "1996 Stock Incentive Plan") under which an additional 2,000,000 shares of Class A Common Stock would be available for the granting of options and restricted stock. The 1996 Stock Incentive Plan is substantially identical to the Stock Incentive Plan except that the class of persons eligible to receive awards has been expanded to include all persons performing services for the Company or any of its subsidiaries and all persons who have in the past performed such services (whether or not such persons are officers or employees of the Company or any such subsidiary), and all persons performing services relating to the Company in their capacity as an employee or independent contractor of a corporation or other entity providing such services to the Company. The 1996 Stock Incentive Plan is being submitted for approval by the Company's stockholders at the Meeting.

     The exercise price per share of Class A Common Stock deliverable upon the exercise of each stock option granted under the Stock Incentive Plan is determined by the Compensation Committee at the date the stock option is granted and as provided in the terms of the Stock Incentive Plan. Stock options are exercisable in whole or in part on such date or dates as are determined by the Compensation Committee at the date of the grant. The Compensation Committee may, in its sole discretion, accelerate the time at which any stock option may be exercised. Stock options expire on the date or dates determined by the Compensation Committee at the time the stock options are granted. Holders of more than 10% of the combined voting power of the capital stock of the Company may be granted stock options, provided that if any of such options are incentive stock options, the exercise price must be at least 110% of the fair market value of Class A Common Stock as of the date of the grant and the term of the option may not exceed five years.

     Options granted under the Stock Incentive Plan may be exercised by the participant to whom granted or by his or her legal representative. If a participant's employment is terminated for cause, each option which has not been exercised shall terminate.

     The Compensation Committee also has the discretion to award restricted stock, which are shares of Class A Common Stock which are subject to forfeiture in whole or in part if the recipient's employment with the Company is terminated prior to the end of the restrictive period. Participants who receive restricted stock do not become 100% vested in their restricted stock until five years after the effective date of the award. During the restricted period prior to vesting, the participant may transfer the restricted stock to a trust for the benefit of the participant or an immediate family member, but may not otherwise sell, assign, transfer, give or otherwise dispose of, mortgage, pledge or encumber such restricted stock. The Compensation Committee may, in its discretion, provide that a participant shall be vested in whole or with respect to any portion of the participant's award not previously vested if the participant's employment with the Company is terminated because of death, disability or retirement. To date, the Committee has not awarded any restricted stock under the Stock Incentive Plan.

PROFIT SHARING PLAN

     The Company has a profit sharing plan under Section 401(k) of the Internal Revenue Code (the "Profit Sharing Plan"). The Profit Sharing Plan provides that employees of the Company must complete one year of service in order to be eligible to defer salary and, if available, receive matching contributions under the Section 401(k) portion of the Profit Sharing Plan. Participants may elect to defer a specified percentage of their compensation into the Profit Sharing Plan on a pre-tax basis. The Company may, at its sole discretion, make matching contributions based on a percentage of deferred salary contributions at a percentage rate to be determined by the Board of Directors of the Company, which matching contributions may be in Company stock. In addition, the Company may make supplemental profit sharing contributions in such amounts as the Board of Directors of the Company may determine. Participants earn a vested right to their profit sharing contribution in increasing amounts over a period of five years. After five years of service, the participant's right to his or her profit sharing contribution vests 100%. Thereafter the participant may receive a distribution of the entire value of his or her account at age 55, 62 or 65 or upon termination of employment, death or disability.

EMPLOYMENT AGREEMENTS

     Mr. Paxson is employed as Chairman and Chief Executive Officer of the Company under an employment agreement. The agreement provides that Mr. Paxson will be employed for a five and one-half year period commencing on June 30, 1994, unless sooner terminated. Mr. Paxson began receiving an annual base salary of $350,000 commencing on January 1, 1995. Mr. Paxson's base salary will be $385,000 in 1996, $423,500 in 1997, $465,850 in 1998 and $500,000 in 1999. In
addition to the base salary, Mr. Paxson may receive an annual bonus at the discretion of, and in an amount set by, members of the Compensation Committee that are not employees of the Company. Mr. Paxson's employment agreement is renewable for successive one-year terms, subject to good faith negotiation of its terms. Under the terms of the agreement, Mr. Paxson is eligible to participate in all employee benefit plans and arrangements that are generally available to other senior executives, and is entitled to vacation days in an amount determined annually by the Board of Directors after good faith negotiation. Mr. Paxson is reimbursed for all reasonable expenses incurred by him in the discharge of his duties, including entertainment and travel. Mr. Paxson's employment agreement is terminable by the Board of Directors before expiration for good cause, as defined in the agreement, or by Mr. Paxson for good reason, as defined in the agreement. In the event of Mr. Paxson's permanent disability or death, the Company will pay Mr. Paxson, or his estate, as the case may be, his then existing salary for the remaining term of the agreement, in the case of disability, or one year, in the case of death.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1995, Messrs. Paxson, Marocco and Kornreich served on the Compensation Committee. Mr. Paxson is the Chairman of the Board and Chief Executive Officer of the Company. Messrs. Marocco and Kornreich are principals of the Sandler Partnerships, which are significant stockholders of the Company. See "Security Ownership of Management and Certain Beneficial Owners." Set forth below is a description of certain transactions and relationships between Mr. Paxson, his affiliates and others and the Company, and between the Sandler Group and the Company.

     WFCT-TV Transactions. On December 17, 1993, Bradenton Broadcast Television Company, Ltd. ("BBTC") entered into an agreement whereby The Christian Network, Inc. ("CNI"), a Section 501(c)(3) Florida non-profit corporation to which Mr. Paxson was a substantial contributor and of which he was a director, would make available to BBTC up to $3,120,000 for certain expenses in connection with the redemption of a limited partnership interest in BBTC and the construction of television station WFCT-TV, Bradenton, Florida (the "BBTC Loan Agreement"). In connection with the loan, BBTC granted to CNI an irrevocable, exclusive option to purchase the assets owned by BBTC that are used or useful in the construction or operation of WFCT-TV, including the licenses issued by the FCC for WFCT-TV, subject to the satisfaction of certain conditions and the receipt of necessary regulatory approvals. CNI's option may be exercised, subject to the prior approval of the FCC, at any time during the 10-year period beginning August 2, 1995. The price payable to BBTC upon exercise of the option is $91,000 in cash and the forgiveness of all outstanding indebtedness under the BBTC Loan Agreement, in the amount of $1,120,000 as of December 31, 1995. WFCT-TV commenced broadcasting operations on August 1, 1994.

     BBTC also entered into an agreement with a wholly-owned subsidiary of the Company as of December 17, 1993, under which the Company provides certain specified services relating to the construction and installation of WFCT-TV facilities. Pursuant to a time brokerage agreement, BBTC makes air-time available to CNI on WFCT-TV. In exchange for certain specified payments, BBTC has broadcast programming and commercial announcements produced by CNI.

     In connection with the foregoing transactions, Mr. Paxson agreed to lend CNI up to $3,120,000 to fund the loan to BBTC. On June 15, 1994, CNI and BBTC revised the BBTC Loan Agreement to reduce the maximum amount of the loan from $3,120,000 to $1,400,000, and to provide that BBTC lease rather than purchase the equipment and related tangible personal property required to construct WFCT-TV from the Company.

     Mr. Paxson assigned his rights and interests in the CNI loan to the Company in the amount of $1,120,000 (representing the then outstanding principal balance owed by CNI), and CNI agreed that the maximum principal amount of the loan would be reduced from $3,120,000 to $1,400,000. On June 15, 1994, CNI granted the Company option to acquire the WFCT-TV assets from CNI for $191,000 after CNI exercises its option to purchase such assets from BBTC. On June 15, 1994, CNI assigned to the Company its rights and interests under the time brokerage agreement to provide up to 12 hours per day of programming on WFCT-TV.

     Worship Channel Studio. On January 1, 1993, Mr. Paxson agreed to lend CNI up to $2,500,000 to fund CNI's acquisition of certain equipment and related tangible property used in the production of television programming. Mr. Paxson assigned his rights and interests under the loan to the Company in consideration for the Company's promissory note in the principal amount of $2,500,000, which the Company subsequently repaid. In accordance with the terms of an agreement dated as of June 15, 1994, CNI sold to the Company CNI's production assets in consideration for the cancellation of CNI's $2,500,000 promissory note held by the Company. CNI and the Company have also contracted, effective as of August 1, 1994, for the Company to lease CNI's television production and distribution facility for the purpose of producing television programming for the Infomall TV Network.

     Christian Network, Inc. The Company and CNI entered into an agreement in May 1994 (the "CNI Agreement") under which the Company agreed that, if the tax exempt status of CNI were jeopardized by virtue of its relationships with the Company and its subsidiaries, the Company would take certain actions to try and ensure that CNI's tax exempt status would no longer be so jeopardized. Such steps could include, but not be limited to, rescission of one or more transactions or payment of additional funds by the Company. The Company believes that all of its agreements with CNI have been on terms at least as favorable to CNI as it would obtain in arm's length transactions. The Company intends any future agreements with CNI to be at least as favorable to CNI as CNI would obtain in arm's length transactions. At December 31, 1995, the Company had made loans to CNI and its subsidiaries in an aggregate amount of $16.5 million to finance station acquisitions and related capital expenditures.

     Stockholders Agreement. On December 15, 1993, in connection with the issuance of the Company's Senior Preferred Stock and warrants to purchase shares of Class A Common Stock and Class B Common Stock, the Company entered into a stockholders agreement with two entities controlled by Lowell W. Paxson (collectively, "Management Investors"), and the four purchasers of the Senior Preferred Stock (the "Sandler Group"), three of which are affiliates of Michael
J. Marocco and John A. Kornreich, directors of the Company. On December 22, 1994, in connection with the issuance of the Junior Preferred Stock and Series B Preferred Stock, the purchasers of the Junior Preferred Stock and warrants to purchase Class C Common Stock became parties to the stockholders agreement, which was amended and restated (as amended, the "Stockholders Agreement"). At the same time, the Sandler Group entered into an exchange agreement and consent with the Company under which certain call rights with respect to warrants held by the Sandler Group were terminated and the Sandler Group exercised certain of their warrants and exchanged the shares issued upon such exercise for shares of the Series B Preferred Stock. The parties to the Stockholders Agreement further amended certain provisions thereof on March 26, 1996 in anticipation of, and conditioned upon the consummation of, the Company's offering of 13,500,000 shares of Class A Common Stock, which was completed on April 3, 1996 (the "Offering"). Such agreement, among other things, terminated the right of the holders of the Class A and Class B warrants ("Warrant Shares") to require the Company to purchase such Warrant Shares, eliminated certain rights of the Sandler Group to approve certain investments by the Company, permitted the Company to redeem the Senior Preferred Stock and the Series B Preferred Stock on or after December 15, 1996 (a year earlier than previously) at a price of 105% of the liquidation price thereof, permitted the Company to issue 2,000,000 additional shares of Class A Common Stock (or options to purchase the same) to persons performing services for the Company, permitted the Company to issue 125,000 shares of Class A Common Stock (or options to purchase the same) at an exercise price of $3.42 per share, deleted certain restrictions on the Company's ability to acquire businesses in consideration for stock of the Company and modified certain rights of the parties to register Common Stock of the Company. The ownership interests of the Sandler Group in the Senior Preferred Stock and Series B Preferred Stock are identical. The rights of the holders of Senior Preferred Stock and Series B Preferred Stock and those of the holders of Junior Preferred Stock differ in certain respects under the Stockholders Agreement.

     Under the terms of the Stockholders Agreement, each holder of Senior Preferred Stock and Series B Preferred Stock has redemption rights that can be triggered by a change of control (as defined with respect thereto) of the Company, certain bankruptcy-related events or any failure to select a successor to Mr. Paxson as Chairman and Chief Executive Officer in accordance with the succession provisions contained in the Stockholders Agreement. In addition, subject to certain limitations and only after December 15, 1999, each holder of Senior Preferred Stock and Series B Preferred Stock has the right to require that any shares of Senior Preferred Stock and Series B Preferred Stock held by such holder be purchased for cash by the Company.

     If a holder of Senior Preferred Stock or Series B Preferred Stock chooses to exercise its put or similar rights with respect to such stock and the Company is unable to purchase all of the shares on the applicable purchase date because of a material contractual obligation that prohibits such a repurchase, the Company is required to take reasonable actions to enable the Company to purchase the securities subject to the put notice, and is required to engage a nationally recognized investment banking firm in order to advise and assist the Company in connection with such actions.

     The Stockholders Agreement also grants to each holder of Senior Preferred Stock, Series B Preferred Stock and Junior Preferred Stock the right of first refusal to purchase, subject to certain conditions and exceptions, its pro rata share of any new securities the Company may issue. The Company must give each holder of Senior Preferred Stock, Series B Preferred Stock and Junior Preferred Stock written notice of the Company's intention to issue certain new securities. The parties to the Stockholders Agreement have certain registration rights granted therein.

     Home Shopping Network, Inc. In connection with the departure in 1990 of Mr. Paxson from HSN, he executed a consulting agreement restricting him from engaging in certain activities that might be considered competitive with HSN, including activities as an investor in competitive and other enterprises. Although Mr. Paxson's consulting services to HSN terminated in 1994, certain of the restrictions survived. As the Company's business evolved, the possible effect of the consulting agreement upon Mr. Paxson's role as the Company's chief executive officer and controlling stockholder became unclear. The Company considered it advisable to eliminate doubts concerning, among other matters, Mr. Paxson's role as chief executive officer and controlling stockholder of the Company and the scope of HSN's rights under the consulting agreement. Accordingly, on August 25, 1995, the Company and Mr. Paxson agreed with HSN to, among other things, terminate HSN's rights under the consulting agreement in consideration of a payment to HSN by the Company of $1,200,000. In conjunction with this transaction Mr. Paxson advanced $1,200,000 to the Company in the form of a note bearing interest at 6%. The Company repaid the note in October 1995.

     Shortly before the transaction with HSN, Mr. Paxson agreed with the Company that upon termination of HSN's rights under the consulting agreement, he will not compete with the Company for a period ending on December 31, 1999 (the date that the HSN consulting agreement would have otherwise terminated) or the date of a change of control (as defined with respect thereto) of the Company.

     Todd Communications, Inc. In 1993, Mr. Paxson contributed a demand note receivable in the amount of $1,750,000 from Todd Communications, Inc., a company which owns WFSJ-FM (St. Augustine, Florida) and is beneficially owned by a member of Mr. Paxson's family. The note receivable accrues interest at the short-term annual applicable federal rate prescribed by the Internal Revenue Service with the balance of principal and interest due upon demand. The Company also performs limited sales support and administrative functions for Todd Communications, Inc., under a joint sales agreement. Todd Communications, Inc. is billed for efforts expended on terms comparable to those generally available from unaffiliated third parties. Todd Communications also has a note outstanding to Mr. Paxson in the principal amount of $1,550,000. The Company has agreed to acquire Todd Communications for aggregate consideration of $5 million, consisting of the cancellation of Todd's note held by the Company in the principal amount of $1,750,000, assumption and immediate repayment by the Company of the note to Mr. Paxson and the issuance of shares of Class A Common Stock valued at $1.7 million.

     Whitehead Media. The Company initially financed the acquisition by Whitehead Media of each of WTVX-TV and WOAC-TV. Whitehead Media subsequently obtained refinancing from Banque Paribas, an affiliate of a holder of the Company's Junior Preferred Stock and warrants to acquire Class C Common Stock, and Canadian Imperial Bank of Commerce, an affiliate of one of the underwriters in the Offering, the proceeds of which were used to repay the debt owed by Whitehead Media to the Company and were used to fund Whitehead Media's acquisition of WNGM-TV. The third party financing provided to Whitehead Media is unconditionally guaranteed by Mr. Paxson and Second Crystal Diamond, Limited Partnership ("Second Crystal"), an affiliate controlled by Mr. Paxson and through which he beneficially owns and controls a substantial portion of the Company's Class A Common Stock and Class B Common Stock. Such guarantees are secured by a pledge of a significant portion of Second Crystal's Class A Common Stock. The Company is permitted to operate stations WTVX-TV, WOAC-TV and WNGM-TV pursuant to time brokerage agreements and as a result of the third party financing to Whitehead Media has an option to purchase each of such stations, which options to purchase would otherwise be prohibited under FCC rules and regulations because each of such stations serves a market in which the Company has or will own another television station which also serves the same market.

     KLDT-TV. In connection with CNI securing the rights to acquire television station KLDT-TV in Dallas, Texas and, prior to such acquisition, operate the station pursuant to a time brokerage agreement, Mr. Paxson initially loaned CNI $1,000,000 to make a deposit with respect to such acquisition and guaranteed the obligations of CNI under the purchase agreement and the time brokerage agreement. On January 9, 1996, the Company purchased such note from Mr. Paxson at its face value.

     World Travelers Network. Effective January 1, 1996, Mr. Paxson purchased certain assets of World Travelers Network, Inc. ("WTN"), a wholly-owned subsidiary of the Company. WTN's business was unprofitable and the Company had determined to discontinue its operations. Mr. Paxson purchased all of the assets of WTN except for its accounts receivable for $70,322 in cash, which price was equal to the book value of such assets. WTN retained its accounts receivable and accounts payable.

     South Carolina Radio Network. Effective January 1, 1996, Mr. Paxson purchased from the Company certain assets of the Company's South Carolina Radio Network, an unprofitable business segment which the Company had determined to discontinue. Mr. Paxson purchased all of the assets of the South Carolina Radio Network other than cash and accounts receivable for $45,413 in cash paid to the Company, which price was equal to the book value of such assets. The Company retained the cash, accounts receivable and accounts payable of the South Carolina Radio Network operation. The parties agreed that if Mr. Paxson resold such assets at a profit prior to April 1, 1996, the amount of any profit would be paid to the Company. Mr. Paxson subsequently sold such assets to a third party for $150,000, with the excess over $45,413 being paid to the Company.

     Transfer of Partnership Interest. On January 26, 1996, the Company acquired certain interests in a partnership with a view to securing programming for its broadcast stations, and substantially concurrently with its acquisition, transferred a portion of its interest to Mr. Paxson for approximately $900,000, which amount equaled the consideration paid by the Company for its interests in the partnership.

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Board Compensation Committee Report on Executive Compensation and the Performance Graph shall not be incorporated by reference into any such filings.

REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee, which was first created in February 1995, consists of Lowell W. Paxson, Chief Executive Officer of the Company, Michael J. Marocco and John A. Kornreich, affiliates of holders of a majority of the Company's Preferred Stock. The Compensation Committee has been directed to recommend to the Board both base salary levels and bonuses for the executive officers of the Company other than the Chief Executive Officer, to administer the Stock Incentive Plan and the 1996 Stock Incentive Plan and to make recommendations with respect to any other Company compensation plans. Mr. Paxson's annual base salary is fixed pursuant to the terms of an employment agreement entered into in 1994. Under the employment agreement, Mr. Paxson is permitted to receive an annual bonus at the discretion of and in an amount determined by the members of the Compensation Committee who are not employees of the Company. Mr. Paxson did not receive a bonus for service during 1995.

     The Compensation Committee approved all awards granted during 1995 under the Stock Incentive Plan. During 1995, annual base salaries for executive officers and other key management personnel other than Mr. Paxson were determined by Mr. Paxson. While the Board of Directors was advised of Mr. Paxson's determinations and Mr. Paxson acted after receiving the advice and recommendations of other executive officers, his decisions were not brought to the Board of Directors or the Compensation Committee for formal action. The decisions of Mr. Paxson and the Compensation Committee were made in part to reward performance measured by the Company's annual and long-term goals, and in recognition that the Company operates in a competitive environment in which both performance and compensation should be evaluated in comparison to industry peers.

                                          Compensation Committee

                                          Lowell W. Paxson
                                          Michael J. Marocco
                                          John A. Kornreich

                               PERFORMANCE GRAPH

     The following graph is a comparison of the cumulative total returns for the Company's common stock as compared with the cumulative total return for the American Stock Exchange Market Value Index and a peer group index (the "Peer Group Index"). The Securities and Exchange Commission rules permit the Company to select a peer group in good faith with which to compare its stock performance by selecting a group of companies in lines of business similar to its own. Accordingly, the Company has selected a peer group that includes companies which are actively traded on the NASDAQ Stock Market and the New York Stock Exchange. Common Stock for Clear Channel Communications, Inc., Evergreen Media Corp., Infinity Broadcasting Corp., Renaissance Communications Corp. and Saga Communications, Inc. have been included in the Peer Group Index.

     The cumulative return of the Company was computed by dividing the difference between the price of the Company's common stock at the end and the beginning of the measurement period (November 7, 1994 to December 31, 1995) by the price of the Company's common stock at the beginning of the measurement period. The total return calculations are based upon an assumed $100 investment on November 7, 1994, the date the Company first became publicly traded. Similar calculations were made with respect to the American Stock Exchange Market Value Index and the Peer Group Index for the relevant periods assuming that all dividends were reinvested. In addition, the calculations for members of the peer group were weighted on the basis of their respective market capitalizations.

                                   [GRAPH]

                                  Paxson Com-
      Measurement Period          munications     AMEX Market     Peer Group
    (Fiscal Year Covered)         Corporation     Value Index        Index
11/7/94                                    100             100             100
12/31/94                                  87.6            96.3           103.2
12/31/95                                 114.4           121.7           164.5

     The Company cautions that the stock price performance shown in the graph above should not be considered indicative of potential future stock price performance.

              PROPOSAL 2 -- ADOPTION OF THE PAXSON COMMUNICATIONS
                     CORPORATION 1996 STOCK INCENTIVE PLAN

     The Company's Stock Incentive Plan enables the Company to grant stock options and restricted stock awards (collectively referred to herein as "awards") to employees of the Company. The Board believes that the Stock Incentive Plan has proved to be of substantial value to the Company because it enables the Company to offer long-term performance-based compensation -- such as stock options -- that motivates employees and others to contribute to the financial success of the Company.

     As of April 22, 1996, a total of 1,912,747 shares of Class A Common Stock were reserved for issuance pursuant to the Stock Incentive Plan, and options to purchase 1,765,306 shares of Class A Common Stock were outstanding under the Stock Incentive Plan. The number of shares of Class A Common Stock remaining available for awards under the Stock Incentive Plan is not expected to be sufficient to adequately provide incentives to persons who contribute to the strategic and long-term performance objectives and growth of the Company. Accordingly, the Board of Directors, by unanimous written consent, subject to the approval of the Company's stockholders adopted the Paxson Communications Corporation 1996 Stock Incentive Plan (the "1996 Stock Incentive Plan" or the "1996 Plan") to make available an additional 2,000,000 shares of Class A Common Stock for awards to eligible persons. The purpose of the 1996 Plan is to promote the interests of the Company and its stockholders by providing persons performing services for the Company with additional incentives to increase their efforts on the Company's behalf and to remain in the employ or service of the Company through the award of stock options and shares of restricted stock, and by increasing recipients' proprietary interest in the Company to thereby increase their personal interest in its continued success and progress. The material terms of the 1996 Plan are substantially identical to those of the Stock Incentive Plan, except that the class of persons eligible to receive awards under the 1996 Plan will consist of all persons performing services for the Company as well as certain other persons (see "Eligibility; Administration" below), while only Company employees are eligible to receive awards under the Stock Incentive Plan.

     A SUMMARY OF THE PRINCIPAL FEATURES OF THE 1996 STOCK INCENTIVE PLAN IS PROVIDED BELOW, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE 1996 STOCK INCENTIVE PLAN WHICH IS INCLUDED AS EXHIBIT A TO THIS PROXY STATEMENT.

GENERAL

     Awards granted under the 1996 Plan may consist of options ("Options") to purchase a specified number of shares of Class A Common Stock at a stated price per share, which may include options which qualify as "incentive stock options" ("ISOs") pursuant to the Internal Revenue Code of 1986, as amended (the "Code"), shares of Class A Common Stock which are subject to certain restrictions and a risk of forfeiture of such shares to the Company ("Restricted Stock"), or any combination of the foregoing. Within certain limits, the Board has the right to alter, amend or revoke the 1996 Plan. The Board of Directors may not, however, without the approval of the stockholders, alter or amend the 1996 Plan to increase the maximum number of shares of Class A Common Stock that may be issued under the 1996 Plan, materially increase the benefits accruing to participants or materially modify the requirements as to eligibility for participation in the 1996 Plan.

SHARES AVAILABLE FOR ISSUANCE

     If the 1996 Plan is approved and implemented, 2,000,000 shares of Class A Common Stock will become available for awards under the 1996 Plan, representing approximately 4.9% of the currently outstanding shares of Class A Common Stock (after giving effect to the issuance of such additional shares). Authority to grant awards under the 1996 Plan will continue until the 1996 Plan is terminated by the Board of Directors of the Company (the "Board"), subject to the continued availability of shares for the granting of awards under the Plan. The shares of Class A Common Stock subject to Options which expire unexercised or are terminated or which are included in awards of Restricted Stock which are forfeited to the Company shall again become available for the granting of awards under the 1996 Plan. In the event of certain changes in the number or kind of outstanding shares of Class A Common Stock, an appropriate adjustment will be made with respect to existing and future awards. The proceeds received by the Company from the sale of stock under the 1996 Plan will be added to the general funds of the Company. The closing sale price per share of the Class A Common Stock on April 22, 1996, was $14.75.

ELIGIBILITY; ADMINISTRATION

     All persons who perform services for the Company, whether as a director, officer, employee, consultant or other independent contractor, all persons who have in the past performed such services, and all persons performing services relating to the Company in their capacity as an employee or independent contractor of a corporation or other entity providing such services to the Company shall be eligible to receive awards under the 1996 Plan, provided that only employees of the Company shall be eligible to receive ISOs. The 1996 Plan will be administered by a committee of the Board (the "Committee") constituted so as to permit the 1996 Plan to satisfy the "disinterested administration" requirement of Rule 16b-3(c)(2) under the Securities Exchange Act of 1934, as amended (the "1934 Act"), which in pertinent part requires generally that the Committee consist of two or more directors who have not, during their period of service as an administrator of the 1996 Plan or for one year prior thereto, been granted or awarded any equity securities of the Company pursuant to the 1996 Plan or any other Company plan. The Compensation Committee, which is currently comprised of Messrs. Paxson, Marocco and Kornreich (none of whom may receive awards under the 1996 Plan or the Stock Incentive Plan), will have authority for administration of the 1996 Plan. The Committee shall have the power to interpret the provisions of the 1996 Plan, to select the eligible persons who are to receive awards under the 1996 Plan, to determine the type of award, the amount thereof and all other terms of each award and to make all other decisions with respect to the 1996 Plan and any awards granted thereunder.

STOCK OPTION AWARDS

     Granting of Options. The Committee is authorized to grant Options to eligible persons ("Optionees"), which may be either ISOs or non-qualified stock options ("NSOs"). All ISOs are intended to comply with the provisions of the Code applicable to ISOs. The term of an ISO cannot exceed 10 years, and the exercise price of any ISO must be equal to or greater than the Fair Market Value of the shares of Class A Common Stock on the date of the grant. Any ISOs granted to a holder of 10% or more of the combined voting power of the capital stock of the Company must have an exercise price equal to or greater than 110% of the fair market value of the Class A Common Stock on the date of grant and may not have a term exceeding five years from the grant date. For purposes of the 1996 Plan, "Fair Market Value" generally means the closing sale price of the Class A Common Stock on the preceding trading day on the principal national securities exchange on which the Class A Common Stock is traded. The exercise price of NSOs shall be determined by the Committee on the date that the NSO is granted, and may be less than Fair Market Value.

     Exercisability. Options shall become exercisable in whole or in part by the Optionee during such period as the Committee shall determine at the date of grant, provided that no Optionee may sell or dispose of shares of Class A Common Stock acquired upon the exercise of an Option prior to six months after the date the Option was granted. The Committee may, in its sole discretion, accelerate the time at which any Option becomes exercisable.

     Termination. Each option shall expire on such date or dates as the Committee shall determine at the time the Option is granted. Upon termination of an Optionee's employment with the Company (including by reason of the Optionee's death), each unexercised Option (whether or not then exercisable) shall terminate and be forfeited, except that any such Options which are then exercisable shall remain exercisable for such period after termination of the Optionee's employment as the Committee may have determined at the time the Option was granted, which period may extend beyond the stated term of the Option. The Committee may alter the foregoing and permit Options to remain exercisable for longer periods, except that in the case of ISOs, the period after termination of employment during which the ISO shall continue to be exercisable shall not exceed the maximum such period permitted under the Code. If an Optionee's employment or affiliation with the Company is terminated for cause (as defined in the 1996 Plan), all of such person's Options shall immediately terminate.

     Payment of Exercise Price. Payment for shares of Class A Common Stock purchased upon exercise of an Option must be made in full at the time of purchase. Payment may be made in cash, by the transfer to the Company of shares of Class A Common Stock owned by the Optionee valued at Fair Market Value on the date of transfer, any combination of those payment methods, or in such other manner as may be authorized by the Committee.

     Other Terms. Each Option shall be evidenced by a written agreement containing such terms and conditions consistent with the 1996 Plan as shall be established by the Committee. Any Option granted may be converted, modified, forfeited or cancelled, in whole or in part, by the Committee if and to the extent permitted in the 1996 Plan or applicable Option agreement or with the consent of the participant to whom such Option was granted.

RESTRICTED STOCK

     The Committee may grant awards of Restricted Stock on such terms and conditions as it may determine, including the time period over which such awards shall become vested, the date or dates as of which the risk of forfeiture of the Restricted Stock shall lapse in whole or in part, the establishment of conditions for the lapse or termination of the risk of forfeiture other than the expiration of the vesting period, and the circumstances under which vesting will be waived or accelerated. Unless otherwise specified by the Committee in its award of Restricted Stock, recipients of Restricted Stock shall become fully vested in such awards five years after the date of the award, and a recipient of Restricted Stock who ceases to provide services to the Company prior to the end of the applicable vesting period or with respect to whom any other prescribed conditions to vesting have not been satisfied shall forfeit the award of Restricted Stock in its entirety.

     Shares of Restricted Stock that are not fully vested may not be transferred by the recipient except to a trust for the benefit of such person or members of his or her immediate family. The recipient of shares of Restricted Stock shall otherwise have all the rights of a stockholder of the Company with respect to such shares, including the right to vote such shares and receive any dividends declared and paid with respect thereto. Recipients of Restricted Stock are entitled to receive stock certificates representing such shares only when the Restricted Stock becomes fully vested and upon satisfaction of any other conditions prescribed by the Committee.

TAX CONSEQUENCES

     The following discussion addresses certain federal tax consequences in connection with the 1996 Plan. State tax treatment is subject to individual state laws and is not reviewed in this discussion.

     Incentive Stock Options. An ISO results in no taxable income to the Optionee or deduction to the Company at the time it is granted or exercised. If the Optionee retains the stock received as a result of the exercise of an ISO for at least two years from the date of the grant and one year from the date of exercise, then any gain on the sale of such stock will be treated as long-term capital gain. If the shares are disposed of during this period, the Option will be treated as an NSO. The Company receives a tax deduction only if the shares are disposed of during such period. The deduction is equal to the amount of taxable income to the Optionee.

     Non-Qualified Stock Options. An NSO results in no taxable income to the Optionee or deduction to the Company at the time it is granted. Upon exercising such an Option, the Optionee will realize taxable compensation in the amount of the difference between the option price and the then Fair Market Value of the shares. Subject to the applicable provisions of the Code, a deduction for federal income tax purposes will be allowable to the Company in the year of exercise in an amount equal to the taxable compensation realized by the Optionee.

     Restricted Stock Awards. No income will be recognized by the recipient of Restricted Stock so long as such award is subject to a substantial risk of forfeiture. Generally, at the time the substantial risk of forfeiture terminates with respect to a Restricted Stock award, the then Fair Market Value of the stock will constitute ordinary income to the recipient. Subject to the applicable provisions of the Code, a deduction for federal income tax purposes will be allowable to the Company in an amount equal to the income realized by the recipient.

ACCOUNTING TREATMENT

     The Company accounts for the issuance of stock-based compensation including stock options and restricted stock awards in accordance with Accounting Principles Board Opinion ("APB") No. 25, Accounting for Stock Issued to Employees. APB No. 25 requires the accrual of compensation cost to the extent that the market price of the Common Stock on the grant date exceeds the exercise price.

     In 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation, which provides for the recognition of compensation expense based on the fair value of the stock-based award (the "fair value method"), but allows companies to continue to measure compensation expense using APB No. 25. Companies electing to continue to account for stock-based compensation in accordance with APB No. 25 must make pro forma disclosures of net income and earnings per share as if the fair value method had been applied. The Company plans to continue to account for stock-based compensation under APB No. 25.

     Options. Under the 1996 Plan, the issuance of Options will result in compensation expense only to the extent the exercise price of the Option is less than the Fair Market Value of the Class A Common Stock on the grant date.

     Restricted Stock. Restricted Stock awarded to employees results in compensation expense equal to the Fair Market Value of the Class A Common Stock on the date that the substantial risk of forfeiture of such award lapses.

     Accounting for Income Taxes. The compensation cost related to Options and Restricted Stock awards recorded for financial statement purposes may differ from the deduction for income tax purposes. The income tax effect of the difference, if any, generally would be adjusted through additional paid-in capital.

APPROVAL BY STOCKHOLDERS

     In order to be adopted, the 1996 Stock Incentive Plan must be approved by the affirmative vote of a majority of the outstanding shares of Common Stock represented at the Meeting and entitled to vote. Under Delaware law, shares entitled to cast votes on this proposal at the Meeting as to which voting on this proposal is withheld will be treated as being present at the Meeting and entitled to vote and thus will have the same effect as a vote of such shares against this proposal. Broker non-votes on shares entitled to cast votes on this proposal at the Meeting will be treated for quorum purposes as being present at the Meeting and entitled to vote but will not be counted in determining whether this proposal has been approved.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ADOPTION OF THE PAXSON COMMUNICATIONS CORPORATION 1996 STOCK INCENTIVE PLAN. UNLESS OTHERWISE INDICATED BY YOUR PROXY VOTE, THE SHARES WILL BE VOTED FOR ADOPTION OF THE PAXSON COMMUNICATIONS CORPORATION 1996 STOCK INCENTIVE PLAN.

                PROPOSAL 3 -- RATIFICATION OF THE APPOINTMENT OF
                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     The Company's Board of Directors has appointed Price Waterhouse LLP, Tampa, Florida, as independent accountants to audit the consolidated financial statements of the Company for the year ending December 31, 1996. Representatives of Price Waterhouse LLP are expected to be present at the Annual Meeting of Stockholders with the opportunity to make a statement if they desire to do so and to respond to appropriate questions posed by stockholders. The Company has not had any changes in or disagreements with its independent accountants on accounting or financial disclosure issues. The Board of Directors recommends a vote FOR the ratification of the appointment of Price Waterhouse LLP as the Company's independent certified public accountants for 1996.

                               OTHER INFORMATION

STOCKHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

     Proposals of stockholders intended for presentation at the 1997 annual meeting must be received by the Company on or before December 27, 1996 in order to be included in the Company's proxy statement and form of proxy for that meeting.

EXPENSES OF SOLICITATION

     The expense of preparing, printing, and mailing proxy materials to stockholders of the Company will be borne by the Company. In addition to solicitations by mail, regular employees of the Company may solicit proxies on behalf of the Board of Directors in person or by telephone. The Company will also reimburse brokerage houses and other nominees for their expenses in forwarding proxy material to beneficial owners of the Company's stock.

OTHER MATTERS

     The financial statements, financial information and management discussion and analysis of financial condition and results of operations set forth in the Company's 1995 Annual Report are incorporated by reference. The Company will provide to any stockholder, upon the written request of any such person, a copy of the Company's Annual Report on Form 10-K, including the financial statements and the schedules thereto, for its fiscal year ended December 31, 1995, as filed with the Securities and Exchange Commission pursuant to Rule 13a-1 under the Securities Exchange Act of 1934. No charge will be made for copies of such annual report; however, a reasonable charge for the exhibits will be made.

                                          By Order of the Board of Directors

                                          /s/ Anthony L. Morrison

                                          Anthony L. Morrison, Secretary

West Palm Beach, Florida
April 26, 1996

                                                                    APPENDIX A

                       PAXSON COMMUNICATIONS CORPORATION

                           1996 STOCK INCENTIVE PLAN

                                   SECTION 1.

                                    PURPOSES

     The purpose of the Paxson Communications Corporation 1996 Stock Incentive Plan (the "Plan") is two-fold. First, the Plan will further the interest of Paxson Communications Corporation, (the "Company"), any subsidiaries it may have and its shareholders by providing incentives in the form of stock option grants and/or restricted stock grants to key employees who contribute materially to the success and profitability of the Company. The grants shall recognize and reward outstanding individual performances and contributions and shall give such persons a proprietary interest in the Company, thus enhancing their personal interest in the Company's continued success and progress. This program shall also assist the Company and any subsidiaries it may have in attracting and retaining key persons. Second, the Plan will provide the Company flexibility and the means to reward directors and other non-employees who render valuable contributions to the Company.

                                   SECTION 2.

                                  DEFINITIONS

     The following terms, when used in the Plan, shall have the meanings set forth below:

          Award: An award or grant of any Stock Option or Restricted Stock by the Committee to a Participant under the Plan.

          Beneficiary: Beneficiary shall mean the person or persons designated concurrently, successively or contingently by a Participant in his or her last effective writing filed with the Company prior to the Participant's death.

          Board:  The Board of Directors of the Company.

          Code:  The Internal Revenue Code of 1986, as amended.

          Committee: The Compensation Committee of the Board, or such other committee as may be duly appointed by the Board from time to time to administer the Plan, in accordance with Section 3 of the Plan.

          Common Stock: Class A common stock of the Company, par value $.001, or such other class of shares or securities to which the Plan may apply pursuant to Section 8 of the Plan.

          Company:  Paxson Communications Corporation, a Delaware corporation.

          Disability: Complete and permanent inability by reason of illness or accident to perform the duties of the occupation at which a Participant was employed or the services for which the Participant was retained when such disability commenced, as determined by the Committee based on medical evidence acceptable to it.

          Eligible Person: A person who performs or has in the past performed services for the Company or any direct or indirect partially or wholly owned subsidiary thereof, whether as a director, officer, employee, consultant or other independent contractor, and any person who performs services relating to the Company in his or her capacity as an employee or independent contractor of a corporation or other entity that provides services for the Company.

          Exchange Act: The Securities Exchange Act of 1934 as amended and in effect from time to time, or any successor statute.

          Fair Market Value: As applied to the Common Stock on any given day, the closing sale price of such stock on the trading day next preceding such date as reported on the registered national exchange providing the primary market in such securities, or if the Common Stock was not traded on such market, the average of the closing bid prices as reported by the National Association of Securities Dealers Automated Quotation System for the previous ten consecutive trading days, or if such stock is not so traded or reported, the value of a share of Common Stock as may be determined in good faith by the Board.

          Incentive Stock Option: Any Stock Option, granted to an employee of the Company pursuant to the provisions of Section 6 of the Plan, that qualifies as an "incentive stock option" within the meaning of Section 422 of the Code.

          Non-Qualified Stock Option: Any Stock Option granted pursuant to the provisions of Section 6 of the Plan that does not qualify as an Incentive Stock Option.

          Participant: Any Eligible Person who is selected to participate in the Plan by the Committee.

          Plan: The Paxson Communications Corporation 1996 Stock Incentive Plan, as herein set forth, and as amended from time to time.

          Restricted Period: The period of time during which Restricted Awards are subject to the vesting restrictions determined in accordance with
     Section 7(e) of the Plan.

          Restricted Stock: Shares of Common Stock awarded pursuant to the provisions of Section 7 of the Plan.

          Retirement: Separation from service under conditions which would constitute normal retirement under the Company's tax-qualified retirement plans (whether or not the Participant is in fact eligible to participate under the terms of such plans) or at such earlier time as may be permitted by the Committee in its sole discretion.

          Rule 16b-3: Securities Exchange Commission Regulation sec. 240.16b-3, or any successor regulation.

          Share Reserve: The share reserve established pursuant to Section 5 of the Plan.

          Stock Option: An option to purchase shares of Common Stock granted pursuant to the provisions of Section 6 of the Plan.

                                   SECTION 3.
                                 ADMINISTRATION

     The Plan shall be administered by a Committee which shall be constituted so as to permit the Plan to comply with the disinterested administration requirement of Rule 16b-3, as currently in effect or as hereafter modified or amended. The members of the Committee shall be members of the Board and shall be appointed by the Board. The Committee shall have the power to interpret the Plan and, subject to its provisions, to prescribe, amend, waive and rescind rules and regulations, to determine the terms of Awards and to make all other determinations necessary or desirable for the Plan's administration. All action taken by the Committee in the administration and interpretation of the Plan shall be final and binding on all concerned.

                                   SECTION 4.
                                 PARTICIPATION

     Subject to the provisions of the Plan, the Committee may at any time, and from time to time, make Awards under the Plan in any form provided pursuant to Sections 6 and 7 of the Plan. The Committee shall select the Participants to be granted Awards, determine the amounts and type or types of Awards to be made, set forth the terms, conditions and limitations applicable to each Award and prescribe the form of the instruments embodying Awards made under the Plan. No individual shall at any time have the right to be selected as a Participant. Any Participant, having previously been granted an Award, may be granted an additional Award in the future.

     Any Eligible Person that the Committee in its sole and absolute discretion designates is eligible to receive an Award under this Plan. Only Employees of the Company shall be eligible to receive grants of Incentive Stock Options. The Committee's grant of an Award to a Participant in any year does not require the Committee to grant an Award to that Participant in any other year. Furthermore, the Committee may grant different Awards to different Participants and has full discretion to choose whether to grant Awards to any Eligible Person. The Committee may consider such factors as it deems pertinent in selecting Participants and in determining the amount of their Awards, including, without limitation, (i) the financial condition of the Company or its Subsidiaries; (ii) expected profits for the current or future years; (iii) the contributions of a prospective Participant to the profitability and success of the Company or its Subsidiaries; and (iv) the adequacy of the prospective Participant's other compensation. Participants may include persons to whom stock, stock options, stock appreciation rights, or other benefits previously were granted under this or another plan of the Company or any Subsidiary, whether or not the previously granted benefits have been fully exercised or vested.

                                   SECTION 5.
                                 SHARE RESERVE

     Subject to adjustment as permitted under this Section 5 or as permitted by
Section 8 hereof, the aggregate number of shares of Common Stock that may be distributed to Participants under the Plan may not exceed 2,000,000 shares (the "Share Reserve"). Such shares may be either authorized but unissued shares, treasury shares or shares issued and thereafter acquired by the Company. For the purpose of computing the total number of shares of Common Stock available for Awards under the Plan, there shall be counted against the foregoing limitations the number of shares of Common Stock subject to issuance upon exercise or settlement of Awards determined as at the dates on which such Awards are granted. If any Award or any portion of any Award is forfeited, terminated, expired unexercised or settled in cash in lieu of stock or exchanged for other Awards, the shares of Common Stock which were theretofore subject to such Awards shall again be available for Awards under the Plan to the extent of such forfeiture, termination, expiration, settlement or exchange. No fractional shares of Common Stock shall be issued under the Plan.

                                   SECTION 6.
                                 STOCK OPTIONS

     (a) Awards of Stock Options. Stock Options may be granted under the Plan on such terms and conditions not inconsistent with the provisions of the Plan and in such form as the Committee may from time to time approve. Awards of Stock Options made pursuant to the Plan may be in the form of Incentive Stock Options or Non-Qualified Stock Options. Stock Options may be granted alone or in addition to other Awards under the Plan.

     (b) Exercise Price. The exercise price per share of Common Stock deliverable upon the exercise of each Stock Option shall be determined by the Committee at the date such Stock Option is granted. Such exercise price may be less than the Fair Market Value of Common Stock on the date of grant but in no event shall the exercise price be less than the par value of the Common Stock; provided, that in no event shall the exercise price of an Incentive Stock Option be less than one hundred percent (100%) of the Fair Market Value of the Common Stock on the date of grant thereof. If the exercise price of the Stock Option is less than the Fair Market Value, the Committee shall establish either the exercise price or the method used for determining the exercise price in respect of Stock Options to be made to individuals. The Committee may grant to Participants holding outstanding Stock Options, in exchange for the surrender and cancellation of such Stock Options, new Stock Options having exercise prices higher or lower than the exercise price as provided in the surrendered Stock Options and containing such other terms and conditions as the Committee may deem appropriate.

     (c) Exercise Period. Stock Options shall become exercisable in whole or in part on such date or dates as shall be determined by the Committee at the date of grant. The Committee may, in its sole discretion, accelerate the time at which any Stock Option may be exercised whether or not such right is set forth in the terms of any option agreement evidencing such Stock Option. Except as otherwise permitted by the Committee, each Stock Option which is not yet exercisable by the Participant shall terminate and be forfeited back to the Company if and when the Participant shall terminate employment with the Company. Notwithstanding the foregoing, any exercisable Stock Options shall remain exercisable for such period after termination of employment as shall be determined by the Committee at the time the Stock Option is granted which period may extend beyond the expiration of the original exercise period of the Stock Option; provided, that, with respect to Incentive Stock Options, the exercisable period beyond termination of employment shall not exceed the maximum period permitted under the Code.

     (d) Stock Option Term. Subject to the provisions of subparagraph (c) above, each Stock Option shall expire on such date or dates as the Committee may determine at the time the Stock Option shall be granted; provided, that the term of Incentive Stock Options shall not exceed the date ten (10) years after the date of grant.

     (e) Method of Exercise. Any Stock Option granted under the Plan may be exercised solely by the Participant to whom granted (or by his or her guardian or legal representative) or, in the case of such Participant's death, by the Participant's legal representative. Each Stock Option shall be exercised by written notice to the Company in the manner set forth in the option agreement evidencing such Stock Option. As soon as practicable after receipt by the Company of the notice of exercise and of payment of the option price for all shares of Common Stock with respect to which a Stock Option has been exercised, a certificate or certificates representing such shares shall be registered in the name or names of the Participant or his or her successor and shall be delivered to the Participant or his or her successor at the Participant's address as it appears in the records of the Company or such other address as may be designated by the Participant. Payment for shares purchased upon exercise of a Stock Option shall be made (a) in full in cash or by check at the time of exercise, (b) with the consent of the Committee, in whole or in part by the surrender of shares of Common Stock, such Common Stock to be credited against the option price in an amount equal to its Fair Market Value on the date of exercise, or (c) with the consent of the Committee and subject to any applicable restrictions imposed by law, by notes or other means, and upon such terms and conditions including provision for securing the payment of the same, as the Committee, in its discretion, shall determine are consistent with the Plan's purposes and applicable law. In no event, however, shall the Committee provide for the payment of any option price unless, at the time of exercise of the Stock Option to which such option price relates, the holder of the Stock Option pays in cash or by check an amount equal to not less than the aggregate par or stated value of the shares being acquired.

     (f) Stock Option Agreement. Each Participant shall receive a stock option agreement, which shall contain such provisions, consistent with the provisions of this Plan, as may be established at any time or from time to time by the Committee. Each option agreement may provide, in the discretion of the Committee, that the issuance of the Common Stock shall be conditioned upon the receipt from the person exercising such Stock Option of a representation, or other instruments in form and substance satisfactory to the Committee, indicating that at the time of such exercise it is his or her present intention to acquire the Common Stock being purchased for investment and not with a view to the resale or distribution of any part thereof. Neither the Participant nor his or her legal representative shall be deemed, or have any of the rights and privileges of, a stockholder of the Company in respect of any shares purchasable upon the exercise of any Stock Option, in whole or in part, unless and until certificates for such shares shall have been issued. The form of option agreement authorized by the Plan may contain such other provisions as the Committee shall deem advisable. The Committee may vary the terms and provisions of individual option agreements on a case-by-case basis and shall not be required to make all option agreements uniform.

     (g) Special Rules for Incentive Stock Options. With respect to Incentive Stock Options granted under the Plan, the aggregate Fair Market Value (determined as of the date the Incentive Stock Options were granted) of the number of shares first exercisable by a Participant during any calendar year shall not exceed one hundred thousand dollars ($100,000) or such other limit as may be required by the Code.

     A Participant who owns stock possessing more than 10 percent of the combined voting power of all classes of stock of the Company (or its parent or subsidiary, if any) shall not be granted any Incentive Stock Options unless, at the time the Stock Option is granted, the exercise price is at least 110 percent of the Fair Market Value of the Common Stock subject to the Stock Option as of that date and such Stock Option is not exercisable after the expiration of five years after the date the Stock Option is granted.

     (h) Termination for Cause. Notwithstanding anything in this Plan or in any other agreement to the contrary, in the event that a Participant's employment or affiliation with the Company is terminated for cause, as defined herein, each Stock Option which has not yet been exercised in accordance with the terms of any Award shall terminate and the Participant shall have no further rights to exercise any Stock Options previously granted to the Participant. For purposes of this subsection, a Participant's employment or affiliation with the Company shall be deemed to be terminated for cause in the event that such termination results from: (a) a willful and continued failure by the Participant to substantially perform his or her duties with the Company (other than any such failure resulting from the Participant's death, Disability or Retirement); or
(b) the willful engaging by the Participant in conduct that is materially injurious to the Company, monetarily or otherwise. No act or failure to act by the Participant shall be deemed "willful" unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that his or her action or omission was in the best interest of the Company.

                                   SECTION 7.
                               RESTRICTED AWARDS

     (a) Awards of Restricted Stock. Awards of Restricted Stock may be granted under the Plan in such form and on such terms and conditions as the Committee may from time to time approve including, without limitation, restrictions on the sale, assignment, transfer or other disposition or encumbrance of such shares during the Restricted Period and the requirement that the Participant forfeit such shares back to the Company without any consideration paid by the Company therefor upon termination of employment within the Restricted Period. Restricted Stock may be granted alone or in addition to other Awards under the Plan.

     (b) Restricted Period. Restricted Stock that is not yet vested in accordance with Section 7(e) may be transferred by a Participant to a trust for the benefit of the Participant or a member of such Participant's immediate family, but may not otherwise be sold, assigned, transferred, made subject to gift, or otherwise disposed of, mortgaged, pledged or encumbered. The Committee may, in its sole discretion, at the time an Award of Restricted Stock is made, prescribe conditions for the lapse or termination of restrictions upon the satisfaction of other conditions in addition to or other than the expiration of the Restricted Period with respect to all or any portion of the Restricted Stock. The Committee may also, in its sole discretion, shorten or terminate the Restricted Period or waive any conditions for the lapse or termination of restrictions with respect to all or any portion of the Restricted Stock.

     (c) Rights of Holders of Restricted Stock. Except for the restrictions described in Section 7(b), the Participant shall be the owner of the Restricted Stock and shall have all the rights of a shareholder, including the right to receive dividends paid on such Restricted Stock and the right to vote such Restricted Stock.

     (d) Delivery of Restricted Stock. Restricted Stock awarded to a Participant under the Plan may be held under the Participant's name in a book entry account maintained by the Company or, if not so held, stock certificates for Restricted Stock awarded pursuant to the Plan may be registered in the name of the Participant and issued and deposited, together with a stock power endorsed in blank, with the Company or an agent appointed by the Company and shall bear an appropriate legend restricting the transferability thereof. A Participant shall be entitled to delivery of stock certificates only when they become vested in accordance with the provisions of this Section and upon the expiration or termination of the Restricted Period and the satisfaction of any other conditions prescribed by the Committee.

     (e) Vesting. All Participants, unless otherwise specified by the Committee, shall be 100% vested in their Restricted Stock after five (5) years, measured from the effective date of an Award. Notwithstanding any other provisions of the Plan, the Committee may, in its sole discretion, provide that a Participant shall be vested in 100% of all or any portion of such Participant's Awards not previously vested if his or her employment by the Company is terminated because of death, Disability or Retirement. Except as otherwise provided by the Committee, a Participant shall cease vesting in all or any portion of an Award as of the date of his or her termination of employment for whatever reason. Any Awards that are not vested as of the date of such termination shall be forfeited. The Committee may, in its discretion, also provide that a Participant whose employment is terminated by the Company shall vest in all or any portion of his or her Award in which he or she would otherwise have vested at the end of the fiscal year in which his or her termination occurs if the Participant's employment had not actually terminated. Any Awards not so vested shall be forfeited. The Committee may amend the vesting schedules, restrictions or other conditions in any Award; provided, that no such amendment shall reduce interests in the Plan that were vested prior to the date of such amendment without the consent of the Participant holding such vested interest.

     (f) Forfeitures. Except to the extent that the Participant has vested in his or her Restricted Stock and subject to the provisions of Section 7(e) above, each Participant's right to Restricted Stock shall be forfeited if and when such Participant's employment or affiliation with the Company ceases or when any prescribed condition for the lapse or termination of restrictions is not satisfied. If forfeited, all such Restricted Stock shall become the property of the Company and shall again immediately become available for award under the Plan and all of the rights of such Participant to such Restricted Stock and as a stockholder with respect to such Restricted Stock shall terminate without further obligation on the part of the Company.

     (g) Designation of Beneficiary. A Participant may designate a Beneficiary to receive, in the event of the Participant's death, any rights to which the Participant may be entitled under the Plan. Designation of a Beneficiary by a Participant shall be made in writing and shall be filed with the Committee. Such designation may be changed from time to time at the election of the Participant by filing of a new written designation with the Committee. The consent of the Beneficiary to any revocation or change in designation shall not be required. The Committee shall be entitled to rely on the last written designation of a Beneficiary received by the Committee and shall not be liable to any person by reason of making payments pursuant to the Plan to such Beneficiary. If a Participant shall have failed to make an effective designation of Beneficiary, the governing law of descent and distribution shall apply.

     (h) Section 83(b) Election. A Participant who files an election with the Internal Revenue Service to include the fair market value of any Restricted Stock in gross income while they are still subject to restrictions promptly shall furnish the Company with a copy of such election together with the amount of any federal, state, local or other taxes required to be withheld to enable the Company to claim an income tax deduction with respect to such election.

                                   SECTION 8.
                             ADJUSTMENT PROVISIONS

     In the event that the Common Stock should, as a result of a stock split or stock dividend or combination of shares or other change or exchange for other securities by reclassification or otherwise, be increased or decreased or changed into, or exchanged for, a different number or kind of shares or other securities of the Company or any other corporation, or in the event of a spin-off, spin-out or other distribution of assets to shareholders or the assumption or conversion of outstanding grants pursuant to an acquisition, the number and kind of shares then subject to Awards granted under the Plan and the number of shares then remaining in the Share Reserve and the exercise price per share of outstanding Stock Options, may be appropriately adjusted by the Committee in its sole discretion to reflect such action.

                                   SECTION 9.
                    AMENDMENT OR DISCONTINUANCE OF THE PLAN

     The Plan may be amended, suspended or terminated by the Board in whole or in part at any time, with prospective or retroactive effect, provided that no amendment, suspension or termination of the Plan shall adversely affect, except with the consent of the holder, any rights or obligations with respect of Awards theretofore granted and provided further that no amendment shall be made which would cause the Plan to no longer comply with Rule 16b-3 or other regulatory requirement to the extent applicable to the Participants subject to Section 16 of the Exchange Act. Notwithstanding any provisions hereof to the contrary, without shareholder approval, the Board may not (a) materially increase the benefits accruing to participants under the Plan, (b) materially increase the number of Shares which may be issued under the Plan (other than as provided by Section 8 of the Plan), or (c) materially modify the requirements as to eligibility for participation under the Plan.

                                  SECTION 10.
                      LISTING AND QUALIFICATION OF SHARES

     The Company, in its discretion, may postpone the issuance or delivery of shares of Common Stock pursuant to any Award until completion of such stock exchange listing, or other qualification of such shares under any state or Federal law, rule or regulation as the Company may consider appropriate, and may require any Participant to make such representations, including, but not limited to a written representation that the shares are to be acquired for investment and not for resale or with a view to the distribution thereof, and furnish such information as it may consider appropriate in connection with the issuance or delivery of the shares in compliance with applicable laws, rules and regulations. The Committee may cause a legend or legends to be placed on the certificates representing shares to make appropriate reference to such representation and to restrict transfer in the absence of compliance with applicable Federal or state securities laws.

                                  SECTION 11.
                                 HOLDING PERIOD

     All equity securities granted pursuant to the Plan to any participant subject to Section 16 of the Exchange Act shall be held by such participant or by the Plan for the benefit of that participant for a period of not less than six (6) months from the date of such grant to the date of disposition of the option or underlying Common Stock (other than upon exercise or conversion) by the Participant.

                                  SECTION 12.
                                OTHER PROVISIONS

     The following miscellaneous terms and conditions are also in effect under the Plan:

     (a) No Right to Employment or Service. No person shall have any claim or right to be granted an Award under the Plan, and no Participant shall have any right under the Plan to be retained in the employ or service of the Company. No Participant or other person shall have any right with respect to the Plan or in any Award, contingent or otherwise, until written evidence of the Award shall have been delivered to the recipient and all the terms, conditions and provisions of the Plan and the Award applicable to such recipient (and each person claiming under or through him or her) have been met.

     (b) Non-Transferability of Awards. Except as set forth in Section 7(b) and except by will or the laws of descent and distribution, no security, right or interest of any Participant in the Plan shall be assignable or transferable and no security, right or interest of any Participant shall be liable for, or subject to, any lien, obligation or liability of such Participant.

     (c) Tax Withholding. All Awards and distributions of shares or other payments pursuant to the Plan shall be subject to withholding required by applicable Federal, state and local laws, and the Committee may make such arrangements for the payment of any withholding taxes on Awards or distributions as it deems satisfactory, including, but not limited to (i) reducing the number of shares of Common Stock, based upon their Fair Market Value, otherwise deliverable, to permit deduction of the amount of any such withholding taxes,
(ii) deducting the amount required to be withheld from salary or any other amount then or thereafter payable to a Participant, beneficiary or legal representative, and (iii) requiring a Participant, Beneficiary or legal representative to pay to the Company the amount required to be withheld as a condition of releasing the Common Stock and any other distributions related thereto. Any tax withholding with respect to an individual subject to Section 16 of the Exchange Act which is treated as a stock appreciation security under Rule 16b-3 may be made only in conformance with that rule.

     (d) Rule 16b-3 Compliance. With respect to persons subject to Section 16 of the Exchange Act, transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3. All transactions involving such persons are subject to the applicable conditions of Rule 16b-3, regardless of whether such conditions are expressly set forth in the Plan. To the extent any provision of the Plan or action by the Committee or the Company fails to comply with Rule 16b-3, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee or the Company.

     (e) Expenses. Any expenses of administering the Plan shall be borne by the Company.

     (f) New Participants. Certain Awards may be granted under the Plan from time to time in substitution for stock options, restricted shares, or other equity incentives held by employees of other corporations who are or are about to become employees of the Company as the result of a merger or consolidation of the employing corporation with the Company, or the acquisition by the Company of the assets of the employing corporation, or the acquisition by the Company of stock of the employing corporation as a result of which it becomes a subsidiary of the Company. The terms and conditions of the substituted Awards so granted may vary from the terms and conditions set forth in this Plan to such extent as the Committee may deem appropriate to conform, in whole or in part, to the provisions of the substituted equity incentives.

     (g) Notices. All notices under the Plan shall be in writing, and if to the Company, shall be delivered to:

        Anthony L. Morrison, Esq.
        Vice President, Secretary and General Counsel
        Paxson Communications Corporation
        601 Clearwater Park Road
        West Palm Beach, Florida 33401

     Notices to the Participant shall be delivered personally or mailed to the Participant at his or her address appearing in the payroll records of the Company. The address of any person may be changed at any time by written notice to the other party given in accordance with this provision.

     (h) Other Company Plans. Nothing contained herein shall prevent the Company from establishing other incentive plans in which Participants in the Plan also may participate. No Award under this Plan shall be considered as compensation in calculating any insurance, pension or other benefit for which the recipient is eligible unless any such insurance, pension or other benefit is granted under a plan which expressly provides that compensation under this Plan (and specifying the type of such compensation) shall be considered as compensation under such plan, or except where the Committee expressly determines that an Award or portion of an Award should be included to accurately reflect competitive compensation practices or to recognize that an Award has been made in lieu of a portion of competitive annual cash compensation.

     (i) Indemnification. No member of the Committee or the Board shall be personally liable by reason of any contract or other instrument executed by such member or on such member's behalf in his or her capacity as a member of the Committee for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each employee, officer or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim) arising out of any act or omission to act in connection with the Plan unless arising out of such person's own fraud or bad faith.

     (j) Unfunded Plan. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Award under the Plan, nor shall the Company be deemed to be a trustee of any rights granted under the Plan and rights to payment of Awards shall be no greater than the rights of the Company's general creditors.

     (k) Governing Law. The Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to the principles of conflicts of law thereof.

     (l) Severability. In the event any provision of this Plan shall be held to be illegal, invalid, or unenforceable for any reason, the illegality, invalidity, or unenforceability of such provision shall not affect the remaining provisions of the Plan, but shall be fully severable and this Plan shall be construed and enforced as if the illegal, invalid, or unenforceable provision had never been included herein.

     (m) Headings. The section headings contained in the Plan are for reference purposes only and shall not in any way affect the meaning or interpretation of the Plan.

     (n) Binding Effect. This Plan shall be binding upon, and shall inure to the benefit of, the Company, its successors and assigns, and the Participant, his or her heirs, executors, administrators and legal representatives.

                                  SECTION 13.

                          APPROVAL AND EFFECTIVE DATE

     This Plan shall become effective upon the earlier of its adoption by the Board or its approval by the holders of the Company's voting common stock, and Awards may be granted upon the effective date of the Plan and from time to time thereafter. Notwithstanding any provisions of the Plan to the contrary, no Incentive Stock Options may be granted at any time on or after the tenth anniversary of the date of the Plan's adoption.

                                                                   APPENDIX B

PROXY                  PAXSON COMMUNICATIONS CORPORATION
                            601 CLEARWATER PARK ROAD
                         WEST PALM BEACH, FLORIDA 33401

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints Anthony L. Morrison and William L. Watson, or either of them, as Proxies, each with the power to appoint his or her substitute, and hereby authorizes them or their substitutes to represent and to vote, as designated below, all the shares of stock of Paxson Communications Corporation held of record by the undersigned on April 22, 1996, at the annual meeting of stockholders to be held on May 16, 1996 or any adjournment thereof.

1.  ELECTION OF DIRECTORS

/ /   FOR all nominees listed below                            / /   WITHHOLD AUTHORITY
      (except as marked to the contrary below)                       to vote for all nominees listed below

  (INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below)

  L. W. Paxson, J. B. Bocock, A. D. Tek, J. P. Michaels, Jr., S. W. Scott,
                      B. L. Burnham, J. L. Greenwald

2. PROPOSAL TO APPROVE THE PAXSON COMMUNICATIONS CORPORATION 1996 STOCK INCENTIVE PLAN

       / / FOR                    / / AGAINST                    / / ABSTAIN

3. PROPOSAL TO RATIFY THE APPOINTMENT OF PRICE WATERHOUSE LLP AS THE COMPANY'S INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS FOR 1996

       / / FOR                    / / AGAINST                    / / ABSTAIN

                   (Continued and to be signed on other side)

                          (Continued from other side)

4. In their discretion the Proxies are authorized to vote upon such other business as may properly come before the meeting.

       This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted for Proposals 1, 2 and 3.

                                                 Dated:                   , 1996
                                                        -------------------

                                                 -------------------------------
                                                            Signature

                                                 -------------------------------
                                                    Signature if held jointly

                                                     PLEASE SIGN EXACTLY AS NAME
                                                  APPEARS BELOW. WHEN SHARES ARE
                                                  HELD BY JOINT TENANTS, BOTH
                                                  SHOULD SIGN. When signing as
                                                  attorney, as executor,
                                                  administrator, trustee or
                                                  guardian, please give full
                                                  title as such. If a
                                                  corporation, please sign in
                                                  full corporate name by
                                                  President or other authorized
                                                  officer. If a partnership,
                                                  please sign in partnership
                                                  name by authorized person.

 PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.